Exhibit 99.1

Appalachian Bancshares, Inc. Announces Earnings Growth of 59.1%
And Reports on Expansionary Activities

Assets Grow to Over $617 Million

ELLIJAY, GA, April 28, 2006 - Appalachian Bancshares, Inc. (Nasdaq:APAB) today announced that net income for the first quarter of 2006 was $1.5 million, or $0.29 per diluted share, a 59.1% increase in net income when compared to $965,000, or $0.25 per diluted share, for the same period last year.

The company’s annualized returns on average equity and assets for the first quarter of 2006 was 10.32% and 1.07%, respectively, compared to 10.62% and 0.81%, respectively, for the first quarter of 2005. The company’s efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 58.44% for the first quarter of 2006, compared to 67.88% for the first quarter of 2005. The net interest margin was 5.25% for March 31, 2006, compared to 4.47% for March 31, 2005. Book value per share was $11.91 at March 31, 2006, compared to $9.65 at March 31, 2005, an increase of 23.4%.

Tracy Newton, Chief Executive Officer, stated that, “Our record financial growth in 2005 continues. During the first quarter of 2006, we experienced double digit growth in earnings, deposits and loans, as compared to March 31, 2005, and moved into our new headquarters in Ellijay.” Mr. Newton also commented that “Our total assets grew to $617.4 million, which represents an increase of 24.5% from the same period a year ago. Total loans grew to $492.7 million, an increase of 26.8% from the same period a year ago. Total deposits grew to $490.5 million, a 24.3% increase over the same period last year. At March 31, 2006, shareholders’ equity was $61.4 million, compared to $37.1 million at March 31, 2005.”

Joe Moss, President and Chief Operating Officer, stated that, “Our first quarter results demonstrate that our business model is working. Although we are excited by those results, we are even more excited by our recently announced expansionary activities, including our new loan production offices opened in Chatsworth, Georgia, and Copperhill, Tennessee, with plans to open similar offices in Ducktown, Tennessee and Murphy, North Carolina, subject to regulatory approval. We also are preparing regulatory applications to open full-service branches in East Ellijay, McCaysville and Eton, Georgia, and, further, to convert the Chatsworth loan production office to a full-service branch.”

Mr. Moss further commented that, “Yesterday, we announced plans to file an application with the Office of Thrift Supervision, for approval to form a federally-chartered thrift subsidiary, to be headquartered in Murphy, North Carolina, with a full-service branch in Ducktown, Tennessee. A thrift subsidiary will allow us to extend our service-oriented, community banking model, through full-service branches located in markets that are contiguous to our North Georgia markets. Local management and decision making will continue to be a hallmark of our operating philosophy, and we look forward to serving the citizens of North Carolina and Tennessee.”

Based on preliminary discussions with the Office of Thrift Supervision and the FDIC, the company anticipates that the regulatory capital requirements for the thrift subsidiary will be in the range of $8.0 million to $10.0 million.

The company’s closing stock price on March 31, 2006 was $18.60.

About Appalachian Bancshares, Inc.

Appalachian Bancshares, Inc., based in Ellijay, Georgia, is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank, which also operates under the trade name of Gilmer County Bank, provides a full range of community banking services to individuals, small and medium-sized businesses, through its four full-service branches in North Georgia (Ellijay, East Ellijay, Blue Ridge and Blairsville), as well as loan production offices in Chatsworth, Georgia, and Copperhill, Tennessee, with loan production offices to be opened in Ducktown, Tennessee and Murphy, North Carolina.  The company’s common stock trades on the Nasdaq National Market under the symbol APAB. For more information, please visit the company’s website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, Chief Executive Officer, or Joe Moss, President and Chief Operating Officer, at (706) 276-8160, with any questions or requests for additional information.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005

Summary Results of Operations Data:
Interest income	$11,063	$7,233
Interest expense	4,075	2,332
Net interest income	6,988	4,901
Provision for loan losses	885	437
Net interest income after provision for loan losses	6,103	4,464
Noninterest income	859	746
Noninterest expense	4,586	3,833
Income before taxes	2,376	1,377
Income tax expense	841	412
Net income	$1,535	$965

Per Share Data
Net income, basic	$0.30	$0.26
Net income, diluted	$0.29	$0.25
Book value	$11.91	$9.65

Weighted average number of shares outstanding:
Basic	5,154	3,779
Diluted	5,289	3,930

Performance Ratios:
Return on average assets(1)	1.07%	0.81%
Return on average equity(1)	10.32%	10.62%
Net interest margin(1) (2)	5.25%	4.47%
Efficiency ratio(3)	58.44%	67.88%

Growth Ratios and Other Data:
Percentage change in net income	59.07%
Percentage change in diluted net income per share	16.00%

	At March 31,
	2006	2005
Summary Balance Sheet Data:
Assets	617,369	495,978
Investment securities	72,103	64,090
Loans	492,678	388,425
Allowance for loan losses	6,002	4,467
Deposits	490,553	394,564
Short-term borrowings	25,775	24,528
Accrued interest	860	595
Federal Home Loan Bank advances	29,700	31,400
Subordinated long-term capital notes	6,186	6,186
Other liabilities	2,911	1,583
Shareholders' equity	61,384	37,122

Asset Quality Ratios:
Nonperforming loans to total loans	0.43%	0.34%
Nonperforming assets to total assets	0.44%	0.29%
Net charge-offs to average total loans	0.20%	0.08%
Allowance for loan losses to nonperforming loans	284.05%	338.41%
Allowance for loan losses to total loans	1.22%	1.15%

Capital Ratios:
Average equity to average assets	10.33%	7.60%
Leverage ratio	11.33%	8.69%
Tier 1 risk-based capital ratio	12.52%	10.43%
Total risk-based capital ratio	13.66%	11.55%

Growth Ratios and Other Data:
Percentage change in assets	24.48%
Percentage change in loans	26.84%
Percentage change in deposits	24.33%
Percentage change in equity	65.36%
Loans to deposits ratio	100.43%

(1) Annualized.
(2) Taxable equivalent.
(3) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005

Interest Income
Interest and fees on loans	$10,301	$6,633
Interest on securities:
Taxable securities	531	424
Nontaxable securities	167	162
Interest on deposits with other banks	8	2
Interest on federal funds sold	56	12
Total Interest Income	11,063	7,233

Interest Expense
Interest on deposits	3,670	1,920
Interest on short-term borrowings	34	49
Interest on Federal Home Loan Bank advances	267	273
Interest on subordinated long-term capital notes	104	90
Total Interest Expense	4,075	2,332

Net Interest Income	6,988	4,901
Provision for loan losses	885	437

Net Interest Income After Provision
for Loan Losses	6,103	4,464

Noninterest Income
Customer service fees	376	307
Mortgage origination commissions	274	215
Other operating income	209	224
Total Noninterest Income	859	746

Noninterest Expenses
Salaries and employee benefits	2,691	1,944
Occupancy, furniture and equipment expense	514	522
Other operating expenses	1,381	1,367
Total Noninterest expense	4,586	3,833

Income before income taxes	2,376	1,377
Income tax expense	841	412

Net Income	$1,535	$965

Earnings Per Common Share
Basic	$0.30	$0.26
Diluted	0.29	0.25

Cash Dividends Declared
Per Common Share	$-	$-

Weighted Average Shares Outstanding
Basic	5,153,697	3,778,801
Diluted	5,289,201	3,929,673

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)
	March 31,		March 31,
	2006	December 31,	2005
	(Unaudited)	2005	(Unaudited)
Assets
Cash and due from banks	$7,742	$20,772	$10,754
Interest-bearing deposits with other banks	7,959	13,765	7,127
Federal funds sold	6,140	799	2,407
Cash and Cash Equivalents	21,841	35,336	20,288

Securities available-for-sale	72,103	71,570	64,090

Loans, net of unearned income	492,678	457,418	388,425
Allowance for loan losses	(6,002)	(6,059)	(4,467)
Net Loans	486,676	451,359	383,958

Premises and equipment, net	18,264	16,797	13,218
Accrued interest	4,994	4,751	2,834
Cash surrender value on life insurance	8,214	8,143	7,901
Intangibles, net	1,992	1,992	2,108
Other assets	3,285	2,658	1,581

Total Assets	$617,369	$592,606	$495,978

Liabilities and Shareholders' Equity

Liabilities
Noninterest-bearing deposits	$50,660	$46,561	$36,359
Interest-bearing deposits	439,893	426,749	358,205
Total Deposits	490,553	473,310	394,564

Short-term borrowings	25,775	24,892	24,528
Accrued interest	860	728	595
Federal Home Loan Bank advances	29,700	24,950	31,400
Subordinated long-term capital notes	6,186	6,186	6,186
Other liabilities	2,911	2,715	1,583
Total Liabilities	555,985	532,781	458,856

Shareholders' Equity
Preferred Stock, 20,000,000 shares authorized, none issued	-	-	-
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,232,097 shares issued at March 31, 2006, 5,225,097 shares issued at December 31, 2005 and 3,924,172 shares issued at March 31, 2005	52	52	39
Paid-in capital	43,302	43,184	24,418
Retained earnings	19,292	17,757	13,600
Accumulated other comprehensive income (loss)	(562)	(468)	(235)
Treasury stock, at cost (75,973 shares at March 31, 2006, December 31, 2005 and at March 31, 2006)	(700)	(700)	(700)
Total Shareholders' Equity	61,384	59,825	37,122

Total Liabilities and Shareholders' Equity	$617,369	$592,606	$495,978